EXHIBIT 10.31

RE:	2005 Award Letter Pursuant to
2003 Long Term Incentive Plan

Dear                     :

     This letter (the “Award Letter”) confirms that, for the three-year period ending December 31, 2007 (the “Performance Period”), the Compensation Committee of Newpark Resources, Inc. (“Newpark” or the “Company”), has awarded to you (the “Award”), pursuant to the Newpark Resources, Inc., 2003 Long Term Incentive Plan (the “Plan”),                  shares of Deferred Stock (the “Award Shares”). The Award Shares vest and become payable share for share in Common Stock (“Stock”) of the Company, subject to satisfaction of the vesting criteria (“Criteria”) set forth in Exhibit A (“Exhibit A”) attached to this Award Letter and on the other terms and conditions set forth herein. Please acknowledge receipt of this Award Letter by signing the enclosed copy in the space below for “Particpant” and returning it to me.

     1. Compliance with Plan. The Award is granted pursuant to the Plan and is subject in its entirety to the provisions of the Plan, all of which are incorporated by reference herein. Terms used in this letter that are defined in the Plan shall have the same meanings herein as in the Plan.

     2. Transfer Restrictions. Neither the Award Shares nor any interest in the Award Shares may be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Performance Period. Any purported disposition of Award Shares in violation of this Paragraph shall be null and void. Upon the vesting of Award Shares in accordance with this Award Letter, the Stock issued with respect to such vested Award Shares shall be free from the transfer restrictions and risk of forfeiture, subject only to transfer restrictions, if any, required for compliance with the Securities Act of 1933.

     3. Forfeiture Conditions.

          3.1 The Award Shares are subject to forfeiture, in whole or in part, as provided herein and in Exhibit A.

          3.2 Except as provided in subparagraph 3.3, if your employment with the Company or a subsidiary of the Company terminates or is terminated before the end of the Performance Period, the Award Shares shall be immediately forfeited by you and reacquired by the Company without any payment or other consideration to you, and you shall have no further rights with respect to the Award.

          3.3 Notwithstanding subparagraph 3.2:

               3.3.1 All of the Award Shares shall vest upon the occurrence before January 1, 2008, of a Change of Control of Newpark, provided you are employed by Newpark or a subsidiary immediately before the Change of Control occurs.

               3.3.2 If your employment with the Company or a subsidiary terminates before the end of the Performance Period by reason of your death, disability (as determined by the Committee) or retirement at normal retirement age, and it is subsequently determined that the Criteria applicable to the Performance Period were satisfied, a number of Award Shares determined by multiplying the number of Award Shares that would have vested if your employment had continued throughout the Performance Period by a fraction the numerator of which is the number of whole months from December 31, 2004, until such termination, and the denominator of which is 36, shall vest, and the balance of the Award Shares shall be forfeited as provided in subparagraph 3.2.

     4. Share Certificates. No certificates for Stock or Award Shares shall be issued with respect to unvested Award Shares. A share certificate representing the Stock to be issued with respect to any Award Shares that have vested shall be issued in your name as soon as practicable after such vesting occurs, and no later than March 15, 2008.

     5. No Rights as a Shareholder. Unless and until Stock is issued with respect to vested Award Shares, you shall have none of the rights of a shareholder with respect to any Stock issuable on vesting of Award Shares.

     6. Adjustments. The number and kind of shares of Stock issuable with respect to each Award Share that vests (initially one share of Common Stock for each Award Share) shall be subject to adjustment upon the occurrence of certain events, as provided in Section 7 of the Plan.

     7. Miscellaneous.

          7.1 The Company shall have the right, at the time of your taxation with respect to Award Shares or Stock, to make adequate provision for any federal, state, local and foreign taxes which it believes are or may be required by law to be withheld with respect to Award Shares or Stock, as specified in the Plan.

          7.2 Nothing in the Plan or this Award Letter shall confer upon you any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate your employment at any time.

          7.3 This Award Letter shall be construed in accordance with and governed by the laws of the State of Delaware, U.S.A..

Sincerely,

James D. Cole, Chairman of the Board And Chief Executive Officer

RECEIPT ACKNOWLEDGED:

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EXHIBIT A TO 2005 AWARD LETTER

     8. Definitions. Terms used in this Exhibit A that are defined in the Award Letter to which this Exhibit A is attached shall have the same meanings herein as in the Award Letter, including terms defined in the Award Letter by reference to the Plan.

     9. Vesting Criteria. Award Shares shall vest at the end of the Performance Period based on the performance of Newpark during the entire three year Performance Period. No Award Shares vest if Newpark’s performance is below the “Expected Level” (as shown in the table below) for the two indicated Criteria. Vesting begins when Newpark achieves the “Expected Level” (as shown in the table below) for either of the indicated Criteria, and the full Award vests and is payable in Stock if Newpark’s performance is at or above the “Over Achievement” level for both Criteria. For performance between the Expected Level and the Over Achievement level, straight line interpolation, as determined by the Committee, will be used to determine the number of Award Shares that vest. The Criteria for the three year Performance Period ending December 31, 2007, are as follows:

	Annualized Total	Average Return
	Shareholder Return	on Equity	Portion of Contingent
	(50%)	(50%)	Award Vested

Expected Level	50th Percentile of OSX Industry Group	8%	20%

Over-Achievement Level	75th Percentile of OSX Industry Group	14%	100%

     10. Forfeiture of Non-Vested Shares. Except as otherwise provided in the Award Letter, all of the Award Shares that have not vested at the end of the Performance Period shall be forfeited, and no Stock shall be issued with respect to the forfeited Award Shares.

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